Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces 2008 First Quarter Financial Results

First Quarter 2008 Highlights

•	Revenue of $26.2 million, up 48.9% from $17.6 million in 1Q’07

•	Pretax income of $6.3 million, compared to $2.6 million for 1Q’07

•	Net income of $4.0 million, compared to $1.7 million for 1Q’07

•	Adjusted EBITDA (as defined below) of $9.2 million, up 58.6% from $5.8 million in 1Q’07

•	Billed Minutes of 12.9 billion, an increase of 50% over 1Q’07

•	Commenced operations in 7 new markets in 1Q’08, bringing total markets served to 71

CHICAGO, May 6, 2008 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem services, today announced its first quarter 2008 financial results.

“Despite a challenging macroeconomic environment, Neutral Tandem continued along the path of strong revenue and earnings growth during our first quarter of 2008,” said Rian Wren, President and Chief Executive Officer of Neutral Tandem. “Our geographic presence continues to grow, as our managed tandem services are now available in 71 markets as of March 31, 2008. Through our efficient and cost effective solution in our operating markets, which include the majority of the major metropolitan areas in the United States, we believe we have created a highly scalable model that will enable future growth and profitability for Neutral Tandem.”

First Quarter Results

Revenue increased 48.9% to $26.2 million for the three months ended March 31, 2008, compared to $17.6 million for the three months ended March 31, 2007.

Billed minutes increased 50% to 12.9 billion minutes for the three months ended March 31, 2008, compared to 8.6 billion minutes for the three months ended March 31, 2007, as we expanded into additional geographical markets and added customers.

Network and facilities expense for the three months ended March 31, 2008 were $9.1 million, compared to $6.3 million for the three months ended March 31, 2007. This increase was largely due to greater traffic volumes over our network and an increase in the number of markets in which we operate. Combined operating expenses, consisting of operations, sales and marketing, and general and administrative expenses were $7.6 million during the first quarter of 2008, compared to $5.7 million during the first quarter of 2007. The increase was primarily due to higher employee expenses, including additional headcount required to grow the business.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended March 31, 2008 was $9.2 million compared to $5.8 million for the three months ended March 31, 2007. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

Pretax income for the three months ended March 31, 2008 was $6.3 million, up from a pretax income of $2.6 million for the three months ended March 31, 2007.

Income tax expense for the three months ended March 31, 2008 was $2.2 million compared to income tax expense of $0.9 million for the three months ended March 31, 2007. The effective tax rate during both of these periods was approximately 36%.

Net income for the first quarter of 2008 was $4.0 million, or $0.12 per diluted share, compared to net income of $1.7 million, or $0.07 per diluted share, for the first quarter of 2007.

We operated in 71 markets as of March 31, 2008, as compared to 39 markets as of March 31, 2007.

Business Outlook

Neutral Tandem’s forecasts are based on actual results for the first quarter of 2008, and management’s current beliefs about minute-based revenue trends, expenses and the competitive operating environment.

Neutral Tandem reaffirms its prior outlook and continues to estimate:

•	Revenue for the full year of 2008 is expected to be between $112 million and $116 million.

•

Adjusted EBITDA, a non-GAAP financial measure, for the full year of 2008 is expected to be between $39 million and $41 million. Adjusted EBITDA will exclude the non-cash charge for the change in the fair value of warrants and non-cash share based employee compensation.

•	Billed minutes for the full year of 2008 are estimated to be between 56 billion and 58 billion minutes.

•	Capital expenditures for the full year of 2008 are expected to be between $23 million and $25 million.

•	Operations to commence in 25 new markets in 2008.

Commenting on Neutral Tandem’s first quarter results and expectations, Wren noted, “Our results are attributable to the execution of our strategic initiatives, as well as the favorable industry environment in which we operate. We have driven strong growth through our traditional avenues of broadening our geographic presence and increasing the scope and depth of our interconnection network. In addition, we continue to build a strong foundation for our business. From upgrading our network to accommodate the needs of our customers, to extending our market reach and making important regulatory gains, we believe that we have taken the steps that will enable us to strategically grow our business through 2008.”

Webcast and Conference Call

A webcast and conference call will be held today, Tuesday, May 6, 2008 at 10:00 a.m. Eastern Time. For those who desire to participate, the live webcast and an archived version will be available online at http://ir.neutraltandem.com/events.cfm. Participants can also access the call by dialing 800-219-6110 (within the United States and Canada), or 303-262-2141 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available for one month. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11112911#.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Neutral Tandem has included important risk factors in the cautionary statements included in Neutral Tandem’s reports filed with the Securities and Exchange Commission (“SEC”), particularly in the “Risk Factors” section of the Company’s prospectus filed on March 28, 2008 pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, and available on its website, that Neutral Tandem believes could cause actual results or events to differ materially from the forward-looking statements in this press release. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem services to wireless, wireline, cable and broadband providers. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of March 31, 2008, Neutral Tandem was capable of connecting approximately 298 million telephone numbers assigned to carriers. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The consolidated statement of operations, balance sheets and statements of cash flows are unaudited and subject to reclassifications.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$26,226	$17,616

Operating Expenses:
Network and facilities expense (excluding depreciation and amortization)	9,110	6,320
Operations	4,072	3,711
Sales and marketing	544	438
General and administrative	3,018	1,552
Depreciation and amortization	3,263	2,749
Loss (gain) on disposal of fixed assets	—	(19)

Total operating expense	20,007	14,751

Income from operations	6,219	2,865

Other (income) expense
Interest expense, including debt discount of $28 and $38, respectively	299	484
Interest income	(898)	(207)
Other expense	550	—
Change in fair value of warrants	—	(10)

Total other expense	(49)	267

Income before income taxes	6,268	2,598
Provision for income taxes	2,245	923

Net income	$4,023	$1,675

Net income per share:
Basic	$0.13	$0.31

Diluted	$0.12	$0.07

Weighted average number of shares outstanding:
Basic	31,094	5,319

Diluted	33,163	24,425

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$90,632	$112,020
Accounts receivable	12,167	12,104
Deferred tax asset-current	2,943	2,242
Other current assets	1,005	1,016

Total current assets	106,747	127,382
Property and equipment—net	39,301	37,410
Restricted cash	419	419
Investments and other assets	25,514	805

Total assets	$171,981	$166,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,172	$575
Accrued liabilities:
Circuit cost	5,365	5,694
Rent	1,184	1,163
Payroll and related items	1,605	1,692
Other	2,743	2,768
Current installments of long-term debt	3,980	4,384

Total current liabilities	17,049	16,276
Other liabilities	626	527
Deferred tax liability-noncurrent	2,379	2,095
Long-term debt —excluding current installments	2,337	3,196

Total liabilities	22,391	22,094
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 31,386,464 shares and 30,832,939 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	32	32
Warrants	—	6,920
Additional paid-in capital	141,693	132,889
Accumulated other comprehensive income (loss)	(239)	—
Accumulated earnings	8,104	4,081

Total shareholders’ equity	149,590	143,922

Total liabilities and shareholders’ equity	$171,981	$166,016

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash Flows From Operating Activities:
Net income	$4,023	$1,675
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	3,263	2,749
Deferred tax	(417)	174
(Gain) loss on disposal of fixed assets	—	4
Non-cash share-based compensation	245	201
Amortization of debt discount	28	38
Changes in fair value of warrants	—	(10)
Changes in assets and liabilities:
Accounts receivable—net	(63)	(2,201)
Other current assets	11	(1,128)
Other noncurrent assets	53	176
Accounts payable	762	(107)
Accrued liabilities	(420)	2,729
Noncurrent liabilities	99	(84)

Net cash flows from operating activities	7,584	4,216

Cash Flows From Investing Activities:
Purchase of equipment	(4,319)	(3,997)
Purchase of investments	(25,001)	—
Net cash flows from investing activities	(29,320)	(3,997)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	1,639	—
Principal payments on long-term debt	(1,291)	(1,390)

Net cash flows from financing activities	348	(1,390)

Net Increase In Cash And Cash Equivalents	(21,388)	(1,171)
Cash And Cash Equivalents—Beginning	112,020	20,084

Cash And Cash Equivalents—End	$90,632	$18,913

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$421	$289

Cash paid for taxes	$1,518	$13

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$1,298	$2,096

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate the change in the fair value of warrants and non-cash share-based compensation. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, the change in the fair value of warrants and non-cash share-based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,		Twelve Months Ended December 31, 2008 (1)
	2008	2007
Net income	$4,023	$1,675	$14,950
Interest expense (income), net	(599)	277	(4,400)
Provision for income taxes	2,245	923	12,600
Depreciation and amortization	3,263	2,749	13,600

EBITDA	$8,932	$5,624	$36,750
Non-cash share-based compensation	245	201	3,250
Change in fair value of warrants	—	(10)	—

Adjusted EBITDA	$9,177	$5,815	$40,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the guidance range announced in this press release.